Exhibit EX-28.d.t.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND PYRAMIS GLOBAL ADVISORS, LLC

Effective April 2, 2012

Amended May 1, 2015*

Funds of the Trust	Subadvisory Fees
NVIT Multi-Manager Large Cap Growth Fund	0.30% on Aggregate Subadviser Assets† up to $750 million; 0.25% on Aggregate Subadviser Assets† of $750 million and more

*	As approved at the Board of Trustees Meeting held on March 10, 2015.
†	The term “Aggregate Subadviser Assets” shall mean the aggregate amount of assets resulting from the combination of (1) Subadviser Assets of the NVIT Multi-Manager Large Cap Growth Fund; and (ii) the assets of one or more pooled investment accounts, including but not limited to the Nationwide Large Cap Growth Portfolio that Nationwide Fund Advisors, LLC will allocate to, and put under the control of, the Subadviser, provided however, that with respect to (ii) of this paragraph, any such pooled investment account, or position thereof that is subadvised by the Subadviser, operate pursuant to substantially identical investment objectives and strategies as those of the NVIT Multi-Manager Large Cap Growth Fund as of the date hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
PYRAMIS GLOBAL ADVISORS, LLC

By:	/s/ Wilson B. Owens
Name:	Wilson B. Owens
Title:	Chief Operating Officer